Exhibit 99.1
News Release

Contact:
L. Nash Allen, Jr.	Gary C. Bonds
Treasurer and Chief Financial Officer	Executive Vice President and Controller
662/680-2330	662/680-2332
BancorpSouth Announces Earnings of $0.35 per Diluted Share
for First Quarter 2009
TUPELO, Miss., April 20, 2009/PRNewswire-FirstCall via COMTEX/ — BancorpSouth, Inc. (NYSE: BXS) today announced financial results for the quarter ended March 31, 2009.
Highlights of the first quarter include:

•	Continuing solid profitability, with net income of $29.5 million, or $0.35 per diluted share.

•	Maintenance of the net interest margin at 3.74 percent for the second consecutive quarter.

•	A 5.2 percent increase in net loans and leases year over year.

•	Strong credit quality, with non-performing loans of 0.76 percent of loans and leases and annualized net charge-offs of 0.54 percent of average loans and leases.

•	A more than doubling of mortgage lending revenue, excluding the write down of the mortgage servicing asset, compared with both the first and fourth quarters of 2008.

•	An increase in the ratio of shareholders’ equity to assets to 9.33 percent, the 11th consecutive comparable quarter increase.
Summary Results
BancorpSouth’s net income for the first quarter of 2009 was $29.5 million, or $0.35 per diluted share, compared with $35.1 million, or $0.43 per diluted share, for the first quarter of 2008. For the fourth quarter of 2008, net income was $16.8 million or $0.20 per diluted share.
Aubrey Patterson, Chairman and Chief Executive Officer of BancorpSouth, commented, “For the first quarter of 2009, BancorpSouth produced another strong performance in an unusually challenging environment for both the financial services industry and the national economy. This performance was highlighted by solid profitability for the quarter, which contributed to a further improvement in our already strong capital structure. We continued to expand our portfolio of high quality loans, which we again funded through an asset/liability management strategy that enabled us to maintain our net interest margin. Our credit quality remained strong on both an absolute basis and relative to our industry peers. Despite the weak economy, our credit quality

Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000
is a financial holding company.
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BXS Announces First Quarter Results

April 20, 2009
metrics for the first quarter were consistent with the manageable levels produced for the fourth quarter of 2008, contributing to a significant reduction in our provision for credit losses on a sequential-quarter basis.
“We continued to complement the controlled growth in our interest rate spread dependent business with our diversified noninterest revenue streams, which, in the aggregate, increased to 37.6 percent of total revenue for the first quarter. Although first quarter insurance commission revenue reflected soft market conditions, our mortgage originations increased 51.2% for the first quarter of 2009 from the first quarter of 2008, due primarily to historically low mortgage interest rates.
“Our first quarter results again demonstrated that BancorpSouth, through its strong capital structure, asset quality and revenue diversification, is well-positioned to deal with the current economic environment. We have ongoing opportunities to expand our market share, particularly in new markets entered through the opening of four full-service branch bank offices so far in 2009 and 17 new offices during 2008. We will continue to focus on controlling our growth, maintaining our credit quality and managing our expenses.”
Net Interest Revenue
Net interest revenue decreased 0.2 percent to $109.9 million for the first quarter of 2009 from $110.1 million for the first quarter of 2008 and 1.3 percent from $111.3 million for the fourth quarter of 2008. The fully taxable equivalent net interest margin was 3.74 percent for the first quarter of 2009, down from 3.79 percent for the first quarter of 2008 and even with 3.74 percent for the fourth quarter of 2008.
Patterson remarked, “We are pleased with the consistency evident in our first quarter net interest revenue and net interest margin, in spite of weakening economic conditions and the decline in interest rates since the first and fourth quarters of 2008. In the past year, we have consistently implemented an asset/liability management strategy focused on funding our loan growth with the proceeds of maturing lower yielding investment securities, short-term borrowings and growth in demand deposits. As a result, we lowered interest expense in part by reducing other time deposits by 14.6 percent at the end of the first quarter of 2009 from a year earlier through more conservative pricing of these deposit products. During this same period, demand deposits grew 11.9 percent.
“We were modestly more aggressive in pricing longer term time deposits during the first quarter of 2009 in order to extend maturities with interest rates at historically low levels. As a result, we produced a 0.6 percent increase in the average balance of other time deposits for the quarter compared with the fourth quarter of 2008 and a 4.5 percent increase in the balance of other time deposits at the end of the first quarter from the end of 2008. We also continued to benefit from increased demand deposits, which rose by 3.3 percent at the end of the first quarter from the end of 2008. Because of this deposit growth, we reduced our short-term borrowings during the first quarter, enhancing the already ample liquidity represented by our borrowing capacity with the FHLB and other banks.”
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BXS Announces First Quarter Results

April 20, 2009
Deposit and Loan Activity
Total assets at March 31, 2009 increased 2.3 percent to $13.5 billion from $13.2 billion at March 31, 2008. Total deposits of $10.1 billion at March 31, 2009 increased 0.1 percent from March 31, 2008. Loans and leases, net of unearned income, increased 5.2 percent to $9.7 billion at March 31, 2009 from $9.2 billion at March 31, 2008.
“We are encouraged by the steady loan growth we have experienced in a time of increased competition for high quality loans,” added Patterson. “We generated a significant portion of this activity by increasing our business in newer markets, validating our long-term strategy of expansion into familiar, contiguous markets with diverse economies and attractive growth dynamics. We also continue to believe that our financial strength and stability, which differentiates us from many industry peers, have contributed to the growth in our loans and deposits.”
Provision for Credit Losses and Allowance for Credit Losses
For the first quarter of 2009, the provision for credit losses was $14.9 million compared with $10.8 million for the first quarter of 2008 and $17.8 million for the fourth quarter of 2008. Annualized net charge-offs were 0.54 percent of average loans and leases for the first quarter of 2009 compared with 0.29 percent for the first quarter of 2008 and 0.57 percent for the fourth quarter of 2008.
Non-performing loans and leases increased to $73.8 million, or 0.76 percent of net loans and leases, at March 31, 2009 from $38.7 million, or 0.42 percent of net loans and leases, at March 31, 2008 and from $64.0 million, or 0.66 percent of net loans and leases, at December 31, 2008. The allowance for credit losses increased to 1.39 percent of net loans and leases at March 31, 2009 compared with 1.29 percent at March 31, 2008 and 1.37 percent at December 31, 2008.
Patterson said, “Although we are not complacent with the level of non-performing loans and net charge-offs for the first quarter of 2009, our credit metrics continue to demonstrate the high quality of our loan portfolio and should, we expect, compare very favorably with industry averages. To support our continued strong performance, we remain focused on early identification and resolution of any emerging credit issues. We also plan to remain well reserved against expected losses inherent within the portfolio. Our provision for loan losses for the first quarter was in excess of our net charge-offs, and we completed the quarter with an allowance for credit losses totaling 1.8 times non-performing loans at the end of the quarter and 2.6 times annualized net charge-offs for the quarter.”
Noninterest Revenue
For the first quarter of 2009, noninterest revenue was $66.3 million, an increase of 0.1 percent from $66.2 million for the first quarter of 2008. These results included a $3.4 million pre-tax write down of the mortgage servicing asset for both the first quarters of 2009 and 2008. In addition, results for the first quarter of 2008 included a $2.8 million gain related to the sale of Visa common stock.
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BXS Announces First Quarter Results

April 20, 2009
“The highlight of our noninterest revenue performance for the first quarter was a 125.2 percent growth in mortgage lending revenue, excluding the write down of the mortgage servicing asset, compared with the first quarter of 2008 and a 172.1 percent increase from the fourth quarter of 2008,” stated Patterson. “As we experienced during the fourth quarter, much of this growth represented new customers who came to BancorpSouth to refinance their existing mortgages. Given the current low interest rate environment, we believe our mortgage operations represent a further growth opportunity. We also note that with the decline in interest rates during the first quarter, the additional write down of our mortgage servicing asset has lowered its carrying value to 0.82 percent of the unpaid principal balance of the loans being serviced compared with 1.07 percent at March 31, 2008.”
Noninterest Expense
Noninterest expense increased 4.4 percent to $118.5 million for the first quarter of 2009 from $113.5 million for the first quarter of 2008 and 6.6 percent from $111.1 million for the fourth quarter of 2008. BancorpSouth experienced a major increase in its FDIC insurance premium for the first quarter, despite being assessed at the FDIC’s lowest rate because of BancorpSouth Bank’s strong credit quality and its “well capitalized” status under federal regulations. In addition, nearly half of the increase in noninterest expense compared with the first quarter of 2008 was attributable to the opening of 17 full-service branch bank offices during 2008 and four full-service branch offices in 2009.
Capital Management
For the first quarter of 2009, BancorpSouth continued its long history of maintaining a strong capital position and ample liquidity, while continuing to maintain its cash dividends to shareholders. The Company’s shareholders’ equity to asset ratio increased to 9.33 percent at the end of the first quarter from 9.28 percent at the end of the first quarter of 2008 and 9.20 percent at the end of 2008. The ratio of tangible equity to assets rose to 7.29 percent from 7.14 percent at the end of the first quarter of 2008 and 7.15 percent at the end of 2008. BancorpSouth remains a “well capitalized” financial holding company as defined by federal regulations. BancorpSouth paid cash dividends of $0.22 per share during the first quarter and did not repurchase any shares of its common stock.
Summary
Patterson said, “Our ability to strengthen our capital structure and maintain strong credit quality during the past three quarters of extraordinary turmoil in the financial services industry continues to validate our decision to forego participation in the U.S. Treasury’s Capital Purchase Program under TARP. We are fundamentally a strong financial institution, although we remain cautious about our outlook for the future with an appropriate focus on early identification and resolution of emerging credit issues and on expense management. Consistent with our performance for the first quarter, we will also continue to leverage our strengths to gain market share, thereby enhancing our ability to grow when the economic cycle begins to improve. Until that time, we are prepared to manage any challenges we face due to the economic downturn. We are confident that through our strong capital structure, conservative management principles and uniquely
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BXS Announces First Quarter Results

April 20, 2009
diversified market position across our mid-South franchise, we are positioned to continue to operate profitability, to grow and to build long-term shareholder value.”
Conference Call
BancorpSouth will conduct a conference call to discuss its first quarter 2009 results tomorrow, April 21, 2009, at 10:00 a.m. (Central Time). Investors may listen via the Internet by accessing BancorpSouth’s website at http://www.bancorpsouth.com. A replay of the conference call will be available at BancorpSouth’s website for at least two weeks following the call.
Forward-Looking Statements
Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to our credit quality, our loan growth and growth in deposits, the management of our expenses, leveraging our strengths to gain market share, our growth, the quality of our loan portfolio compared to industry averages, our loan loss reserves, growth opportunities resulting from our mortgage operations and our financial strength and flexibility.
We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors may include, but are not limited to, changes in general business or economic conditions or government fiscal and monetary policies, volatility and disruption in national and international financial markets, fluctuations in prevailing interest rates and the ability of BancorpSouth to manage its assets and liabilities to limit exposure to changing interest rates, the ability of BancorpSouth to increase noninterest revenue and expand noninterest revenue business, the ability of BancorpSouth to maintain credit quality, changes in laws and regulations affecting financial service companies in general, the ability of BancorpSouth to compete with other financial services companies, the ability of BancorpSouth to provide and market competitive services and products, changes in BancorpSouth’s operating or expansion strategy, BancorpSouth’s business model, geographic concentration of BancorpSouth’s assets, the ability of BancorpSouth to manage its growth and effectively serve an expanding customer and market base, the ability of BancorpSouth to achieve profitable growth and increase shareholder value, the ability of BancorpSouth to attract, train and retain qualified personnel, the ability of BancorpSouth to identify, close and effectively integrate potential acquisitions, the ability of BancorpSouth to expand geographically and enter growing markets, changes in consumer preferences, other factors generally understood to affect the financial results of financial services companies, and other factors described from time to time in BancorpSouth’s filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
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BXS Announces First Quarter Results

April 20, 2009
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.5 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 318 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.
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BXS Announces First Quarter Results

April 20, 2009
BancorpSouth, Inc.
Selected Financial Data

	Three Months Ended
	March 31,
	2009	2008
(Dollars in thousands, except per share amounts)
Earnings Summary:
Net interest revenue	$109,876	$110,070
Provision for credit losses	14,945	10,811
Noninterest revenue	66,293	66,231
Noninterest expense	118,453	113,470

Income before income taxes	42,771	52,020
Income tax provision	13,294	16,875

Net income	$29,477	$35,145

Earning per share: Basic	$0.35	$0.43

Diluted	$0.35	$0.43

Balance sheet data at March 31:
Total assets	$13,458,364	$13,154,871
Total earning assets	12,240,161	11,909,702
Loans and leases, net of unearned income	9,712,823	9,233,023
Allowance for credit losses	134,632	119,301
Total deposits	10,091,974	10,086,201
Common shareholders’ equity	1,255,659	1,221,135
Book value per share	15.11	14.83

Average balance sheet data:
Total assets	$13,324,878	$13,100,524
Total earning assets	12,187,151	11,947,759
Loans and leases, net of unearned interest	9,695,475	9,213,294
Total deposits	9,908,432	10,090,342
Common shareholders’ equity	1,238,971	1,199,457

Non-performing assets at March 31:
Non-accrual loans and leases	$38,936	$14,709
Loans and leases 90+ days past due, still accruing	27,299	21,522
Restructured loans and leases, still accruing	7,581	2,493
Other real estate owned	47,450	26,623

Total non-performing assets	121,266	65,347

Net charge-offs as a percentage of average loans (annualized)	0.54%	0.29%

Performance ratios (annualized):
Return on average assets	0.90%	1.08%
Return on common equity	9.65%	11.78%

Net interest margin	3.74%	3.79%

Average shares outstanding — basic	83,107,469	82,330,916
Average shares outstanding — diluted	83,234,105	82,533,799
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BXS Announces First Quarter Results

April 20, 2009
BancorpSouth, Inc.
Consolidated Balance Sheet
(Unaudited)

	March 31,		%
	2009	2008	Change
	(Dollars in thousands)
Assets
Cash and due from banks	$242,180	$290,246	(16.56%)
Interest bearing deposits with other banks	34,230	19,258	77.74%
Held-to-maturity securities, at amortized cost	1,330,810	1,523,994	(12.68%)
Available-for-sale securities, at fair value	993,529	971,613	2.26%
Loans and leases	9,759,787	9,280,659	5.16%
Less: Unearned income	46,964	47,636	(1.41%)
Allowance for credit losses	134,632	119,301	12.85%

Net loans and leases	9,578,191	9,113,722	5.10%
Loans held for sale	168,769	161,814	4.30%
Premises and equipment, net	348,734	328,920	6.02%
Accrued interest receivable	77,503	92,520	(16.23%)
Goodwill	269,062	270,762	(0.63%)
Other assets	415,356	382,022	8.73%

Total Assets	$13,458,364	$13,154,871	2.31%

Liabilities
Deposits:
Demand: Noninterest bearing	$1,820,807	$1,722,914	5.68%
Interest bearing	4,005,620	3,484,607	14.95%
Savings	719,676	725,494	(0.80%)
Other time	3,545,871	4,153,186	(14.62%)

Total deposits	10,091,974	10,086,201	0.06%
Federal funds purchased and securities sold under agreement to repurchase	1,256,649	784,532	60.18%
Short-term Federal Home Loan Bank borrowings and other short-term borrowing	210,000	430,000	(51.16%)
Accrued interest payable	22,841	34,203	(33.22%)
Junior subordinated debt securities	160,312	160,312	0.00%
Long-term Federal Home Loan Bank borrowings	286,302	288,939	(0.91%)
Other liabilities	174,627	149,549	16.77%

Total Liabilities	12,202,705	11,933,736	2.25%
Shareholders’ Equity
Common stock	207,811	205,913	0.92%
Capital surplus	216,138	200,742	7.67%
Accumulated other comprehensive income (loss)	(23,620)	1,032	N/A
Retained earnings	855,330	813,448	5.15%

Total Shareholders’ Equity	1,255,659	1,221,135	2.83%

Total Liabilities & Shareholders’ Equity	$13,458,364	$13,154,871	2.31%

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BXS Announces First Quarter Results

April 20, 2009
BancorpSouth, Inc.
Consolidated Condensed Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter Ended
	Mar-09	Dec-08	Sep-08	Jun-08	Mar-08
INTEREST REVENUE:
Loans and leases	$129,209	$139,099	$144,393	$147,289	$159,184
Deposits with other banks	70	111	172	193	208
Federal funds sold and securities purchased under agreement to resell	1	3	218	—	67
Held-to-maturity securities:
Taxable	13,031	13,625	14,063	15,044	15,947
Tax-exempt	2,111	2,053	1,959	2,025	2,075
Available-for-sale securities:
Taxable	9,038	8,693	9,025	8,531	9,564
Tax-exempt	883	867	874	1,260	1,204
Loans held for sale	1,275	2,117	1,920	1,420	2,210

Total interest revenue	155,618	166,568	172,624	175,762	190,459

INTEREST EXPENSE:
Interest bearing demand	12,248	15,924	14,214	12,938	17,257
Savings	936	1,080	1,366	1,291	1,543
Other time	25,833	28,293	33,660	39,778	46,860
Federal funds purchased and securities sold under agreement to repurchase	572	2,175	4,308	3,321	5,195
FHLB Borrowings	2,823	4,537	6,277	5,359	6,285
Other	3,330	3,238	3,197	3,232	3,249

Total interest expense	45,742	55,247	63,022	65,919	80,389

Net interest revenue	109,876	111,321	109,602	109,843	110,070
Provision for credit losses	14,945	17,822	16,306	11,237	10,811

Net interest revenue, after provision for credit losses	94,931	93,499	93,296	98,606	99,259

NONINTEREST REVENUE:
Mortgage lending	7,652	(12,174)	3,270	9,507	1,543
Credit card, debit card and merchant fees	8,348	8,409	8,512	8,846	7,976
Service charges	14,085	16,915	17,687	17,093	15,839
Trust income	2,209	2,328	2,507	2,261	2,234
Security gains (losses), net	5	(6,226)	100	199	78
Insurance commissions	22,645	18,752	21,779	21,462	24,668
Other	11,349	11,446	9,578	13,898	13,893

Total noninterest revenue	66,293	39,450	63,433	73,266	66,231

NONINTEREST EXPENSES:
Salaries and employee benefits	71,363	64,395	68,865	68,121	70,175
Occupancy, net of rental income	9,999	10,307	10,340	9,716	9,483
Equipment	6,222	6,319	6,214	6,245	6,433
Other	30,869	30,072	30,640	27,982	27,379

Total noninterest expenses	118,453	111,093	116,059	112,064	113,470

Income before income taxes	42,771	21,856	40,670	59,808	52,020
Income tax expense	13,294	5,060	12,325	19,683	16,875

Net income	$29,477	$16,796	$28,345	$40,125	$35,145

Net income per share: Basic	$0.35	$0.20	$0.34	$0.49	$0.43

Diluted	$0.35	$0.20	$0.34	$0.49	$0.43

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BXS Announces First Quarter Results

April 20, 2009
BancorpSouth, Inc.
Average Balances, Interest Income and Expense,
and Average Yields and Rates
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	March 31, 2009
	Average		Yield/
(Taxable equivalent basis)	Balance	Interest	Rate
ASSETS
Loans, loans held for sale, and leases net of unearned income	$9,873,692	$131,339	5.39%
Held-to-maturity securities:
Taxable	1,146,772	13,141	4.65%
Tax-exempt	182,051	3,247	7.23%
Available-for-sale securities:
Taxable	891,699	9,038	4.11%
Tax-exempt	73,814	1,358	7.46%
Short-term investments	19,123	71	1.51%

Total interest earning assets and revenue	12,187,151	158,194	5.26%
Other assets	1,277,538
Less: allowance for credit losses	(139,811)

Total	$13,324,878

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand — interest bearing	$4,090,821	$12,248	1.21%
Savings	697,639	936	0.54%
Other time	3,419,180	25,833	3.06%
Short-term borrowings	1,588,229	959	0.24%
Junior subordinated debt	160,312	2,955	7.48%
Long-term debt	286,306	2,811	3.98%

Total interest bearing liabilities and expense	10,242,487	45,742	1.81%
Demand deposits — noninterest bearing	1,700,792
Other liabilities	142,628

Total liabilities	12,085,907
Shareholders’ equity	1,238,971

Total	$13,324,878

Net interest revenue		$112,452

Net interest margin			3.74%
Net interest rate spread			3.45%
Interest bearing liabilities to interest earning assets			84.04%
Net interest tax equivalent adjustment		$2,576
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BXS Announces First Quarter Results

April 20, 2009
BancorpSouth, Inc.
Average Balances, Interest Income and Expense,
and Average Yields and Rates
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	March 31, 2008
	Average		Yield/
(Taxable equivalent basis)	Balance	Interest	Rate
ASSETS
Loans, loans held for sale, and leases net of unearned income	$9,356,790	$162,267	6.97%
Held-to-maturity securities:
Taxable	1,406,000	15,947	4.56%
Tax-exempt	191,754	3,192	6.69%
Available-for-sale securities:
Taxable	864,368	9,563	4.45%
Tax-exempt	102,658	1,853	7.26%
Short-term investments	26,189	275	4.22%

Total interest earning assets and revenue	11,947,759	193,097	6.50%
Other assets	1,273,866
Less: allowance for credit losses	(121,101)

Total	$13,100,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand — interest bearing	$3,485,167	$17,257	1.99%
Savings	709,403	1,543	0.88%
Other time	4,291,257	46,860	4.39%
Short-term borrowings	1,247,203	9,015	2.91%
Junior subordinated debt	160,312	3,184	7.99%
Long-term debt	249,391	2,530	4.08%

Total interest bearing liabilities and expense	10,142,733	80,389	3.19%
Demand deposits — noninterest bearing	1,604,515
Other liabilities	153,819

Total liabilities	11,901,067
Shareholders’ equity	1,199,457

Total	$13,100,524

Net interest revenue		$112,708

Net interest margin			3.79%
Net interest rate spread			3.31%
Interest bearing liabilities to interest earning assets			84.89%
Net interest tax equivalent adjustment		$2,638
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